Exhibit 99.1

C4 Therapeutics Reports Recent Business Highlights and Second Quarter 2021 Financial Results

– Dosed First Patient in Phase 1/2 Clinical Trial of CFT7455, a novel IKZF1/3 Degrader, in Hematologic Malignancies; Data Expected in 2022 –

– Received Orphan Drug Designation for CFT7455 for the Treatment of Multiple Myeloma –

– Initiated Investigational New Drug (IND)-Enabling Activities for CFT8919, A Selective Degrader of EGFR L858R –

– Strengthened Balance Sheet with Public Offering Yielding Gross Proceeds of $180.8 Million; Cash, Cash Equivalents and Marketable Securities of $499M as of June 30, 2021

WATERTOWN, Mass., Aug. 11, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today reported business highlights and financial results for the second quarter of 2021.

“In the second quarter, C4T made meaningful progress on our ambitious goals and became a clinical-stage company with the initiation of the CFT7455 Phase 1/2 trial, which has the potential to deliver improved outcomes for patients with hematologic malignancies,” said Andrew Hirsch, chief executive officer at C4 Therapeutics. “We believe C4T’s differentiated approach to targeted protein degradation can alter existing paradigms for cancer treatment. With a focus on advancing our research portfolio, we initiated IND-enabling activities for CFT8919, a potent and selective degrader of EGFR L858R, the driver mutation in more than a third of mutant EGFR lung cancer tumors. Backed by a strong balance sheet, following a successful follow-on offering, we remain on track to deliver four clinical-stage programs by the end of 2022.”

SECOND QUARTER 2021 AND RECENT BUSINESS HIGHLIGHTS

CFT7455: CFT7455 is an orally bioavailable MonoDAC™ degrader targeting IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), including peripheral T-cell lymphoma and mantle cell lymphoma.

•	Received Orphan Drug Designation: In August 2021, the Food and Drug Administration (FDA) granted Orphan Drug Designation to CFT7455 for the treatment of multiple myeloma.
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Dosed First Patient in Phase 1/2 Clinical Trial: In June 2021, C4T announced the dosing of the first patient in our Phase 1/2 clinical trial of CFT7455 in MM and NHL, including peripheral T-cell lymphoma and mantle cell lymphoma.

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Presented at the 16th Annual International Conference on Malignant Lymphoma: In June 2021, C4T presented pre-clinical data demonstrating CFT7455 binds to cereblon with high affinity, thereby inducing potent and deep degradation of IKZF1 in pre-clinical NHL models, and achieved improved in vivo potency and efficacy when compared to approved and investigational IKZF1/3 degraders.

CFT8919: CFT8919 is a potent and mutant-selective BiDAC™ degrader of epidermal growth factor receptor (EGFR) in non-small cell lung cancer (NSCLC).

•	Advanced CFT8919 towards Clinical Development: In May 2021, C4T announced its decision to advance CFT8919 toward IND-enabling studies.
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Presented at the Keystone Symposium on Targeted Protein Degradation: In June 2021, C4T presented pre-clinical data showing single agent CFT8919 is active in both in vitro and in vivo models of EGFR L858R-driven NSCLC without resistance-causing secondary mutations in EGFR, as well as in similar models that harbor secondary resistance mutations such as EGFR T790M and C797S.

Corporate

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Completed Successful Public Offering: In June 2021, C4T announced the launch and closing of an underwritten public offering of 4,887,500 shares of its common stock, including the exercise in full by the underwriters of their option to purchase additional shares of common stock, at a public offering price of $37.00 per share. The aggregate gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, were approximately $180.8 million.

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Appointed Lauren White as Chief Financial Officer: In May 2021, C4T appointed Lauren White as chief financial officer. Ms. White joined C4T from Novartis, where she served most recently as vice president and global head of business planning and analysis at Novartis Institutes for BioMedical Research.

UPCOMING KEY MILESTONES

C4T continues to advance its portfolio and is on-track to achieve four clinical programs by year-end 2022.

•	Advance the CFT7455 Phase 1/2 program and share safety and efficacy data at a medical meeting in 2022.
•	Submit an IND application for CFT8634 in 2H-2021. CFT8634 is an orally bioavailable BiDAC degrader targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-deleted solid tumors.
•	Advance IND-enabling activities for CFT8919 and submit an IND application by mid-2022.
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Advance the BRAF program into IND-enabling studies by YE 2021. The objective of the BRAF program, which is partnered with Roche, is to develop an orally bioavailable BiDAC degrader targeting BRAF V600E mutations for the treatment of genetically defined solid tumors, including locally advanced or metastatic melanoma and NSCLC.

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Continue lead optimization activities for the RET program through 2021. The objective of the RET program is to develop an orally bioavailable BiDAC degrader targeting genetically altered RET for the treatment of solid tumors, including NSCLC and medullary thyroid cancers that are resistant to RET inhibitors.

SECOND QUARTER 2021 FINANCIAL RESULTS

Revenue: Total revenue for the second quarter of 2021 was $9.8 million, compared to $9.7 million for the second quarter of 2020. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico. The increase in revenue was primarily due to additional progress made on targets under collaboration agreements.

Research and Development (R&D) Expense: R&D expense for the second quarter of 2021 was $23.3 million, compared to $17.8 million for the second quarter of 2020. The increase in R&D expense was primarily attributable to higher pre-clinical costs related to our lead programs, and increased workforce expenses to support continued clinical development activities for CFT7455.

General and Administrative (G&A) Expense: G&A expense for the second quarter of 2021 was $8.6 million, compared to $2.8 million for the second quarter of 2020. The increase in G&A expense was primarily attributable to workforce expenses related to our growing G&A functions, principally stock-based compensation expense related to new stock option grants and an increase in the fair value of C4T’s common stock, and higher professional fees and insurance costs resulting from the transition to a public company.

Net Loss and Net Loss per Share: Net loss for the second quarter of 2021 was $22.6 million, compared to $10.8 million for the second quarter of 2020. Net loss per share for the second quarter of 2021 was $0.51, compared to $9.28 for the second quarter of 2020. The decrease in net loss per share despite the increase in net loss was driven by a significant increase in the weighted-average shares outstanding caused by our initial public offering of 11,040,000 common shares in October 2020 and the resultant conversion of then outstanding shares of redeemable convertible preferred stock into 30,355,379 shares of common stock, and 4,887,500 shares of common stock issued upon closing of our follow-on offering in June 2021.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of June 30, 2021 were $498.7 million, compared to $371.7 million as of December 31, 2020. The change in cash was primarily driven by net proceeds from the June 2021 follow-on offering of $169.5 million, offset by expenditures to fund operations. C4T expects that cash, cash equivalents and marketable securities as of June 30, 2021, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures for at least the next 24 months.

About C4 Therapeutics

C4 Therapeutics (C4T) is a clinical-stage biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.c4therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO™ platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; anticipated revenue under our existing collaboration agreements; the impact of COVID-19 on our operations, clinical trials and supply chain; our current resources and cash runway; and regulatory developments in the

United States and foreign countries. Any forward-looking statements in this press release are based on management’s existing operating plan, current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$498,681	$371,689
Total assets	528,421	400,138
Deferred revenue	74,884	81,220
Long-term debt − related party	10,409	10,052
Total stockholders’ equity	416,427	280,791

Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,
	2021	2020
Revenue from collaboration agreements	$9,781	$9,670
Operating expenses:
Research and development	23,286	17,760
General and administrative	8,611	2,769
Total operating expenses	31,897	20,529
Loss from operations	(22,116)	(10,859)
Other (expense) income, net:
Interest expense and amortization of long-term debt − related party	(533)	(127)
Interest and other income, net	69	25
Total other (expense) income, net	(464)	(102)
Loss before income taxes	(22,580)	(10,961)
Income tax benefit	—	168
Net loss	$(22,580)	$(10,793)
Accrual of preferred stock dividends	—	(2,908)
Net loss attributable to common stockholders	$(22,580)	$(13,701)
Net loss per share attributable to common stockholders − basic and diluted	$(0.51)	$(9.28)
Weighted-average number of shares used in computed net loss per share − basic and diluted	43,855,420	1,476,378

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com